EXHIBIT 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:    Michael S. Ives

Phone:      757-648-1601

Heritage Bankshares, Inc. Announces Second Quarter Net Income and Record First Six Months Net Income; Declares Dividends

Norfolk, Va.: July 26, 2012 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the second quarter and first six months of 2012.

The Company’s net income for the second quarter of 2012 was $541,000 compared to $591,000 for the second quarter of 2011. This decrease in net income was primarily attributable to a non-recurring $87,000 pre-tax gain on the sale of investment securities during the second quarter of 2011. The Company did not incur any gains or losses on the sale of investment securities during the second quarter of 2012.

Net income available to common shareholders was $522,000 for the second quarter of 2012, an increase of $42,000, or 9%, over net income available to common shareholders of $480,000 for the second quarter of 2011. Earnings per diluted common share were $0.22 for the second quarter of 2012 compared to $0.21 for the second quarter of 2011.

The Company’s net income for the first six months of 2012 was a record $1,172,000, an increase of $21,000 over the net income of $1,151,000 for the first six months of 2011. For the first six months of 2012, the Company’s earnings per diluted common share were $0.47 compared to $0.36 for the first six months of 2011, an increase of $0.11 per share, or 30.6%.

Comparison of Operating Results for the Three Months Ended June 30, 2012 and 2011

Overview. The Company’s pretax income was $750,000 for the second quarter of 2012, compared to pretax income of $879,000 for the second quarter of 2011, a decrease of $129,000. This decrease is attributable to a decrease in net interest income of $96,000 and an $87,000 decrease in gain on sale of investment securities that were only partially offset by a $31,000 reduction in noninterest expense. Our effective tax rate decreased from 32.8% in the second quarter of 2011 to 27.8% in the second quarter of 2012.

Net Interest Income. The Company’s net interest income before provision for loan losses decreased by $96,000, comparing the second quarters of 2012 and 2011. Our average loan portfolio increased by $500,000 from $215.7 million in the second quarter of 2011 to $216.2 million in the second quarter of 2012, while our average investment in securities available for sale and other interest-earning assets (excluding loans) increased by $25.2 million, for a net increase in interest-earning assets of $25.7 million comparing the two quarters. Average interest-bearing liabilities increased by $16.7 million from the second quarter of 2011 to $170.8 million in the second quarter of 2012, resulting primarily from a $16.1 million increase in average interest-bearing deposits. The average yield on our interest-earning assets was adversely impacted by lower yields on loans and an increase in the average balance of investment securities and other interest-earning assets, which was only partially offset by a decrease in the average cost of interest-bearing liabilities. As a result, our interest rate spread decreased 38 basis points from 3.96% in the second quarter of 2011 to 3.58% in the second quarter of 2012, and our net interest margin decreased 48 basis points from 4.29% in the second quarter of 2011 to 3.81% in the second quarter of 2012.

Provision for Loan Losses. Provision for loan losses was $35,000 and $11,000 for the quarters ending June 30, 2012 and 2011, respectively.

Noninterest Income. Total noninterest income decreased by $40,000, from $245,000 in the second quarter of 2011 to $205,000 in the second quarter of 2012. This decrease is primarily attributable to an $87,000 gain on sale of investment securities in the second quarter of 2011 that did not recur in the second quarter of 2012, partially offset by $52,000 in income from bank-owned life insurance in the second quarter of 2012 that did not occur in the second quarter of 2011.

Noninterest Expense. Total noninterest expense was $2.069 million for the second quarter of 2012, a $31,000 decrease from the second quarter of 2011, primarily due to a $38,000 decrease in compensation expense.

Income Taxes. The Company’s income tax expense for the second quarter of 2012 was $209,000, reflecting an effective tax rate of 27.8%, compared to income tax expense of $288,000 for the second quarter of 2011, reflecting an effective tax rate of 32.8%. This reduction in effective tax rate was attributable to increases in tax-exempt interest income and other non-taxable income.

Net Income Available to Common Stockholders. Because of qualified loan growth, the dividend rate on our SBLF program preferred stock was 1.00% for the second quarter 2012, compared to a composite 5.26% rate on our TARP preferred stock for the second quarter of 2011, resulting in a decrease in dividends on preferred stock of $92,000 in the second quarter of 2012 compared to the second quarter of 2011. Net income available to common stockholders was $522,000 for the second quarter of 2012, compared to $480,000 for the second quarter of 2011, an increase of $42,000, or $0.01 per weighted average diluted common share.

Comparison of Operating Results for the Six Months Ended June 30, 2012 and 2011

Overview. The Company’s pretax income was $1,633,000 for the first six months of 2012, compared to pretax income of $1,712,000 for the first six months of 2011, a decrease of $79,000. This decrease resulted primarily from a $115,000 decrease in net interest income and an $87,000 decrease in gain on sale of investment securities that were partially offset by a $24,000 decrease in noninterest expense between the two six month periods. The Company’s effective tax rate for the first half of 2012 was 28.2% compared to a tax rate for the first half of 2011 of 32.8%.

Net Interest Income. The Company’s net interest income before provision for loan losses decreased by $115,000, comparing the first six month periods of 2012 and 2011. Our average loan portfolio decreased by $200,000 from $216.8 million in the first half of 2011 to $216.6 million in the first half of 2012, while our average investment in securities available for sale and other interest-earning assets (excluding loans) increased by $21.0 million, for a net increase in interest-earning assets of $20.8 million comparing the two six-month periods. Average interest-bearing liabilities increased by $15.7 million from the first half of 2011 to $169.1 million in the first half of 2012, resulting primarily from a $16.4 million increase in average interest-bearing deposits. The average yield on our interest-earning assets was adversely impacted by lower yields on loans and an increase in the average balance of investment securities and other interest-earning assets, which was only partially offset by a decrease in the average cost of interest-bearing liabilities. As a result, our interest rate spread decreased 28 basis points from 3.97% in the first half of 2011 to 3.69% in the first half of 2012, and our net interest margin decreased 39 basis points from 4.31% in the first half of 2011 to 3.92% in the first half of 2012.

Provision for Loan Losses. Provision for loan losses was $35,000 and $11,000 for the six months ending June 30, 2012 and 2011, respectively.

Noninterest Income. Total noninterest income increased by $36,000, from $430,000 in the first half of 2011 to $466,000 in the first half of 2012. The primary factor in this increase was a $117,000 increase in income from bank-owned life insurance in the first half of 2012, which was partially offset by an $87,000 gain on the sale of investment securities in the first half of 2011 that did not recur in the first half of 2012.

Noninterest Expense. Total noninterest expense decreased $24,000 to $4.149 million in the first half of 2012 from $4.173 million in the first half of 2011. Decreases in compensation, professional fees, marketing, FDIC assessment and other expenses totaling $144,000 were offset by increases in occupancy and valuation allowances on other real estate owned of $58,000 and $52,000, respectively.

Income Taxes. The Company’s income tax expense for the first half of 2012 was $461,000, reflecting an effective tax rate of 28.2%, compared to income tax expense of $561,000 for the first half of 2011, reflecting an effective tax rate of 32.8%. This reduction in effective tax rate was primarily attributable to an increase in tax-exempt interest income and other non-taxable income.

Net Income Available to Common Stockholders. After the impact of dividends on our preferred stock, net income available to common shareholders was $1.105 million for the first six months of 2012, or earnings per diluted common share of $0.47, compared to net income available to common stockholders in the first half of 2011 of $841,000, or earnings per diluted common share of $0.36, an increase of $264,000, or $0.11 per diluted common share. This increase in earnings available to common stockholders is primarily attributable to qualified loan growth which resulted in a 1.72% dividend rate on our SBLF program preferred stock in the first half of 2012 compared to accelerated accretion of the discount on outstanding TARP preferred stock and the associated dividend rate of 5.26% in the first half of 2011.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $37.0 million, or 13.4%, from $276.3 million at June 30, 2011 to $313.3 million at June 30, 2012. The increase in assets resulted primarily from a $30.3 million increase in our aggregate cash, securities available for sale, interest-bearing deposits in other banks and federal funds sold, together with a $5.0 million increase in bank-owned life insurance.

Investments. Securities available for sale increased by $8.9 million to $32.3 million at June 30, 2012 compared to $23.4 million at June 30, 2011. Certificates of deposit, interest-bearing deposits in other banks, and federal funds sold increased by a total of $21.5 million, from $16.5 million at June 30, 2011 to $38.0 million at June 30, 2012.

Loans. Loans held for investment, net, were $216.0 million at June 30, 2012, an increase of $1.3 million, or 0.6%, from our loan balance of $214.7 million at June 30, 2011.

Asset Quality. Nonperforming assets were $1,805,000, or 0.58% of total assets, at June 30, 2012, compared to $1,732,000 in nonperforming assets, or 0.63% of total assets, at June 30, 2011. Other real estate owned consisted of a bank branch site that we no longer plan to utilize and one additional property obtained through foreclosure proceedings against one borrower.

Deposits. Total deposits at June 30, 2012 were $272.4 million compared to $235.9 million at June 30, 2011, an increase of $36.5 million, or 15.4%. Core deposits, which are comprised of noninterest-bearing, money market, NOW and savings deposits, increased by $55.1 million, or 29.4%, from $187.4 million at June 30, 2011 to $242.5 million at June 30, 2012. Noninterest-bearing deposits increased by $17.9 million to $104.9 million at June 30, 2012 and, as a percentage of total deposits, increased from 36.9% at June 30, 2011 to 38.5% at June 30, 2012.

Average total deposits increased by $27.7 million, or 12.0%, from $231.9 million for the six-month period ended June 30, 2011 to $259.6 million for the six-month period ended June 30, 2012. Average core deposits increased by $40.2 million, or 21.9%, over the comparable six-month periods. Average noninterest-bearing deposits increased by $11.3 million from $84.1 million in the six-month period ending June 30, 2011 to $95.4 million in the comparable period ending June 30, 2012. As a percentage of total average deposits, average noninterest-bearing deposits increased slightly from 36.3% at June 30, 2011 to 36.8% at June 30, 2012.

Borrowed Funds. Borrowed funds decreased by $1.2 million, from $2.9 million at June 30, 2011 to $1.7 million at June 30, 2012.

Capital. Stockholders’ equity increased by $1.5 million, or 4.0%, from $35.4 million at June 30, 2011 to $36.9 million at June 30, 2012, primarily from an increase in earnings. The Company purchased and retired 30,000 of its own common shares late in the second quarter of 2012, of which the excess cost over par was allocated to additional paid in capital and retained earnings.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

Dividends

On July 25, 2012, our Board of Directors declared a $0.06 per share dividend on our common stock. The dividend will be paid on August 17, 2012 to common shareholders of record on August 6, 2012.

The same day, the Board of Directors also declared a dividend on the preferred stock issued in connection with our participation in the SBLF program. Specifically, the Board declared a cash dividend of $19,500.00, which represents the expected amount of the dividend next payable by the Company under the SBLF program based on its applicable level of “Qualified Small Business Lending”. This dividend shall be payable and paid on October 1, 2012 to the holders of the SBLF preferred stock of record on September 18, 2012 (currently the sole shareholder of record of the SBLF preferred stock is the Secretary of the Treasury).

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, two full-service branches in the city of Virginia Beach, and one full service branch in the city of Chesapeake.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, significant increases in capital requirements or other significant changes in regulatory requirements, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At June 30,
	2012	2011
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$5,204	$5,296
Interest-bearing deposits in other banks	37,988	15,231
Federal funds sold	25	28

Total cash and cash equivalents	43,217	20,555
Certificates of deposit in other banks	—	1,285
Securities available for sale, at fair value	32,349	23,443
Loans, net
Held for investment, net of allowance for loan losses	215,968	214,733
Held for sale	—	—
Accrued interest receivable	652	634
Stock in Federal Reserve Bank, at cost	594	592
Stock in Federal Home Loan Bank of Atlanta, at cost	579	1,335
Premises and equipment, net	10,874	10,972
Other real estate owned	1,666	263
Bank-owned life insurance	5,604	597
Other assets	1,768	1,914

Total assets	$313,271	$276,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$104,903	$87,012
Interest-bearing	167,459	148,916

Total deposits	272,362	235,928

Federal Home Loan Bank Advances	—	—
Securities sold under agreements to repurchase	1,067	2,011
Other borrowings	624	935
Accrued interest payable	43	91
Other liabilities	2,303	1,916

Total liabilities	276,399	240,881

Stockholders’ equity
Preferred stock, no par value – 1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 0 shares and 7,497 shares issued and outstanding at June 30, 2012 and June 30, 2011, respectively	—	7,497
Fixed rate cumulative perpetual preferred stock, Series B, 0 shares and 303 shares issued and outstanding at June 30, 2012 and June 30, 2011, respectively	—	303
Senior non-cumulative perpetual preferred stock, Series C, 7,800 shares and 0 shares issued and outstanding at June 30, 2012 and June 30, 2011, respectively	7,800	—

Common stock, $5 par value – 6,000,000 shares authorized; 2,275,891 and 2,303,108 shares issued and outstanding at June 30, 2012 and June 30, 2011, respectively	11,379	11,516
Additional paid-in capital	6,705	6,657
Retained earnings	10,632	9,348
Discount on preferred stock	—	(153)
Accumulated other comprehensive income, net	356	274

Total stockholders’ equity	36,872	35,442

Total liabilities and stockholders’ equity	$313,271	$276,323

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Interest income and fees on loans	$2,587	$2,856	$5,255	$5,710
Interest on taxable investment securities	267	173	543	321
Dividends on FRB and FHLB stock	12	12	24	25
Interest on federal funds sold	—	—	—	—
Other interest income	14	23	21	50

Total interest income	2,880	3,064	5,843	6,106

Interest expense
Deposits	223	308	475	614
Borrowings	8	11	17	26

Total interest expense	231	319	492	640

Net interest income	2,649	2,745	5,351	5,466
Provision for loan losses	35	11	35	11

Net interest income after provision for loan losses	2,614	2,734	5,316	5,455

Noninterest income
Service charges on deposit accounts	61	81	129	173
Late charges and other fees on loans	19	15	66	32
Gain on sale of investment securities	—	87	—	87
Income from bank-owned life insurance	52	—	117	—
Other	73	62	154	138

Total noninterest income	205	245	466	430

Noninterest expense
Compensation	1,072	1,110	2,171	2,193
Data processing	156	143	311	288
Occupancy	224	197	447	389
Furniture and equipment	148	151	286	296
Taxes and licenses	80	81	159	166
Professional fees	79	98	186	217
FDIC assessment	37	21	77	100
Marketing	27	40	53	79
Telephone	32	28	64	60
Loss on sale or impairment of other real estate owned	16	1	53	1
Other	198	230	342	384

Total noninterest expense	2,069	2,100	4,149	4,173

Income before provision for income taxes	750	879	1,633	1,712
Provision for income taxes	209	288	461	561

Net income	$541	$591	$1,172	$1,151
Preferred stock dividend and accretion of discount	$(19)	$(111)	$(67)	$(310)

Net income available to common stockholders	$522	$480	$1,105	$841

Earnings per common share
Basic	$0.23	$0.21	$0.48	$0.36

Diluted	$0.22	$0.21	$0.47	$0.36

Dividends per share	$0.06	$0.06	$0.12	$0.12

Weighted average shares outstanding – basic	2,304,529	2,306,348	2,305,174	2,306,925
Effect of dilutive stock options	54,553	9,706	46,896	10,147

Weighted average shares outstanding – diluted	2,359,082	2,316,054	2,352,070	2,317,072

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share, per share data, and ratios)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Financial ratios
Annualized return on average assets (1)	0.70%	0.86%	0.77%	0.84%
Annualized return on average common equity (2)	7.41%	8.49%	8.07%	8.35%
Average equity to average assets	12.01%	12.83%	12.17%	13.20%
Equity to assets, at period-end	11.77%	12.83%	11.77%	12.83%
Net interest margin (3)	3.81%	4.29%	3.92%	4.31%

Per common share
Earnings per share – basic	$0.23	$0.21	$0.48	$0.36
Earnings per share – diluted	$0.22	$0.21	$0.47	$0.36
Book value per share	$12.77	$12.07	$12.77	$12.07
Dividends declared per share	$0.06	$0.06	$0.12	$0.12

Common stock outstanding	2,275,891	2,303,108	2,275,891	2,303,108
Weighted average shares outstanding – basic	2,304,529	2,306,348	2,305,174	2,306,925
Weighted average shares outstanding – diluted	2,359,082	2,316,054	2,352,070	2,317,072

Asset quality
Nonaccrual loans	$139	$1,469	$139	$1,469
Accruing loans past due 90 days or more	—	—	—	—

Total nonperforming loans	139	1,469	139	1,469
Other real estate owned, net	1,666	263	1,666	263

Total nonperforming assets	$1,805	$1,732	$1,805	$1,732

Nonperforming assets to total assets	0.58%	0.63%	0.58%	0.63%

Allowance for loan losses
Balance, beginning of period	$2,110	$2,093	$2,091	$2,090
Provision for loan losses	35	11	35	11
Loans charged-off	(30)	(1)	(31)	(2)
Recoveries	—	46	20	50

Balance, end of period	$2,115	$2,149	$2,115	$2,149

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.97%	0.99%	0.97%	0.99%

(1)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average total assets.
(2)	Return is defined as net income, after tax, before preferred stock dividend and accretion of discount divided by average common equity.
(3)	Tax equivalency calculations have been included in the computation of net interest margin and net interest spread.